KROLL
The Risk Consulting Company



For Immediate Release

        Kroll Inc. Sets 2004 EPS Guidance in the range of $1.46 to $1.50
          -- Announces Restructuring Plan and 2003 EPS Expectations --

NEW YORK, Sept. 17, 2003 - Kroll Inc. (NASDAQ: KROL), the global risk consulting company, today announced 2004 earnings guidance in the range of $1.46 to $1.50 per diluted share. Kroll also expects to post record EPS for 2003 of $1.15 before a $5.0 million to $6.0 million pre-tax restructuring charge to be taken in the third quarter. Including this charge, 2003 EPS is expected to be $1.06 to $1.08 per share.

"This year has been marked by strong operational progress, a dedication to cost reduction, and a focus on investments to ensure an even stronger future," said Michael G. Cherkasky, president and chief executive officer. "We are very pleased with our progress thus far in 2003. We challenged our entire management team to achieve real cross-selling success and operating efficiencies, and to date our team is on track to meet or surpass our challenges.

"We have made substantial investments in our businesses that will position Kroll for significant and continued growth in our top line and bottom line for 2004 and beyond. Most notably, we invested in our Technology Services Group to significantly expand our capacity to meet current and forecasted demand, and in our Consulting Services business to capitalize on the demand and long-term opportunities for independent forensic accounting and litigation support services."

Cherkasky added that Kroll continued its emphasis on reducing selling, general and administrative expenses and increasing utilization by reducing overall personnel in the Security Services Group and the Business Investigations & Intelligence unit of the Consulting Services Group. In addition, the company closed 10 non-hub offices worldwide. As part of these initiatives, Kroll will take a pre-tax restructuring charge in the range of $5.0 million to $6.0 million, or $0.07 to $0.09 per diluted share, in the third quarter. This restructuring is expected to yield an equivalent amount of savings in 2004 representing a one-year payback.

2004 Outlook

Kroll forecasts 2004 EPS to be between $1.46 and $1.50, with overall growth in EPS in 2004 approximately 27 percent to 30 percent over $1.15. In 2004, Kroll expects its effective tax rate to be 40.5 percent as compared to a 2003 tax rate of 38.5 percent as a result of higher domestic revenue contribution. Kroll's 2004 expectations include success fees in the range of 15 percent to 20 percent of the revenues of the domestic Corporate Advisory & Restructuring business.

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"In 2004, we expect continued strong growth from a number of our businesses including our Technology Services Group, our Corporate Advisory & Restructuring Group and our Consulting Services Group. We anticipate our Background Screening Group will experience modest growth in 2004; however, it is expected to have increasing growth as the economy improves," said Cherkasky. "We further believe that our unique mix of services positions Kroll for success in diverse global markets and economic climates."

Kroll's Security Services Group is in the process of being integrated into its Consulting Services Group, and, effective January 1, 2004, will be managed through and reported as part of Consulting Services. "Kroll's Security Services personnel and our Business Investigations & Intelligence personnel regularly work together and, interchangeably, on client engagements. This move reflects the operating characteristics of the streamlined businesses, and we believe it will yield real operating efficiencies and client synergies in 2004," said Cherkasky.

The company will discuss the business segment consolidation and provide detailed guidance for 2004, by business segment, at its annual investor and analyst day on December 10, 2003.

Conference Call

The management team will hold a conference call today at 9:00 a.m. (EDT) to discuss the financial outlook for the second half of 2003 and preliminary expectations for 2004. To access the call, dial 800-901-5213 (for domestic callers), or 617-786-2962 (for international callers), and enter passcode 49033318. Please call 10-15 minutes in advance. The call will also be webcast and can be accessed online via Kroll's web site, www.krollworldwide.com. A replay of the call will be available from September 17th at 12:00 p.m. until 12:00 a.m. on September 24th. To access the replay go to www.krollworldwide.com or call 888-286-8010 (for domestic) or 617-801-6888 (for international) and enter passcode 19945247.

About Kroll
Kroll Inc. (NASDAQ: KROL), the world's leading independent risk consulting company, provides a broad range of investigative, intelligence, financial, security and technology services to help clients reduce risks, solve problems and capitalize on opportunities. Headquartered in New York with more than 60 offices on six continents, Kroll has a multidisciplinary corps of more than 2,300 employees and serves a global clientele of law firms, financial institutions, corporations, non-profit institutions, government agencies and individuals. Kroll has five core business groups: (1) Background Screening, which provides employee and vendor background investigations, credit screening, substance abuse testing, and identity fraud solutions; (2) Consulting Services, which provides investigations, intelligence, forensic accounting, litigation consulting and valuation services; (3) Corporate Advisory & Restructuring, which provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management, and corporate finance services; (4) Technology Services, which provides data recovery, electronic discovery and computer forensics services and software; and (5) Security Services, which provides security engineering and consulting, crisis and emergency management, and protective services and training. Effective January 1, 2004, Security Services will be reported as part of Consulting Services. For more information, please visit: www.krollworldwide.com.

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Forward Looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations as of the date of this release and are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the demand for, or in the mix of, the Company's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which the Company operates; the Company's ability to implement its internal growth strategy and to integrate and manage successfully any business the Company acquires or achieve planned synergies in connection with any acquisition; and other factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2002.